Exhibit 3.50

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

SIERRA READY MIX LIMITED LIABILITY COMPANY

This Second Amended and Restated Operating Agreement (this “Agreement”) of SIERRA READY MIX LIMITED LIABILITY COMPANY (the “Company”) is entered into by Kilgore Companies, LLC, as the sole member (the “Member”) of the Company.

The Company was formed pursuant to and in accordance with Chapter 86 of the Nevada Revised Statutes, and all amendments thereto (the “Act”) on October 11, 1994 by having its Articles of Organization filed with the Nevada Secretary of State on that date. The original members adopted an operating agreement on July 29, 2009, which was replaced by the Amended and Restated Operating Agreement dated February 11, 2016 (the “A&R Operating Agreement”). In connection with the purchase of all the membership interests of the Company by the Member, SRM Holdings, LLC, the then-current member, entered into that certain Termination Agreement on April 29, 2016, which terminated the A&R Operating Agreement. The Member desires to adopt this Agreement to supersede and replace in their entirety any and all previously existing operating agreements.

1.                       Name. The name of the limited liability company is SIERRA READY MIX LIMITED LIABILITY COMPANY.

2.                       Purposes. The Company’s object and purpose, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

3.                       Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Nevada law on limited liability companies formed under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member.

4.                       Principal Business Office. The principal business office of the Company shall be located at such place or places as the Member may determine from time to time.

5.                       Registered Office; Registered Agent. The address of the registered office and the name and address of the registered agent of the Company in the State of Nevada is CSC Services of Nevada, Inc., 2215-B Renaissance Dr., Las Vegas, Nevada 89119.

6.                       Member. The name and the mailing address of the Member are as follows:

Name	Address

Kilgore Companies, LLC	7057 W. 2100 S
West Valley City, UT 84128

7.                       Limited Liability. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8.                       Capital Contributions. The Member is deemed admitted as the member of the Company upon its execution and delivery of this Agreement. The Member may, but is not obligated to make any capital contribution to the Company.

9.                       Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

10.                Distributions. Subject to the limitations of the Act and any other applicable law, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

11.                Management. In accordance with the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Nevada. Notwithstanding any other provisions of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. The Member has the authority to bind the Company.

12.                Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under Chapter 78 of the Nevada Revised Statutes, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

13.                Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

14.                Exculpation and Indemnification.

(a)                                 To the fullest extent permitted by the laws of the State of Nevada and except in the case of bad faith, gross negligence or willful misconduct, no Member or Officer shall be liable to the Company or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement.

(b)                                 Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Member or Officer, shall be indemnified and held harmless by the Company to the same extent as permitted by the laws of the State of Nevada for directors and officers of corporations organized under the laws of the State of Nevada. Any indemnity under this Section 14 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

15.                Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 15, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

16.                Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 16, an additional Member shall be admitted to the Company, subject to Section 17 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

17.                Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

18.                Dissolution.

(a)                                 The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member, (ii) any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 86.495 of the Act.

(b)                                 In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 86.521 of the Act.

19.                Separability of Provisions. If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

20.                Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

21.                Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Nevada (without regard to conflict of laws principles).

22.                Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

23.                Sole Benefit of Member. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

24.                Effectiveness. This Agreement shall become effective when the Member shall have executed and delivered the Agreement to the Company.

IN WITNESS WHEREOF, the sole Member of the Company has executed this Agreement, effective as of this 29th day of April, 2016.

KILGORE COMPANIES, LLC

By: Kilgore Partners, L.P., its member

By: Summit Materials, LLC, its general partner

/s/ Anne Lee Benedict

By: Anne Lee Benedict

Title: Chief Legal Officer and Secretary

[Signature Page to Second Amended and Restated Operating Agreement of Sierra Ready Mix Limited Liability Company]